Exhibit 99.1


For release:  IMMEDIATELY

Contact:      Charles M. Johnston, Chief Financial Officer
              Commonwealth Bancorp, Inc.
              (610) 313-2189

             COMMONWEALTH BANCORP, INC. DECLARES CASH DIVIDEND

Norristown, PA, December 21, 1999 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.09 per share of common stock. The dividend is payable on January 14, 2000, to shareholders of record at the close of business on December 30, 1999.

Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 59 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.